AMENDMENT TO THE

AMENDED AND RESTATED MASTER DISTRIBUTION AGREEMENT

The Amended and Restated Master Distribution Agreement (the “Agreement”), dated April 30, 2009 by and between Invesco India Exchange-Traded Fund Trust and Invesco Distributors, Inc., is hereby amended as follows:

WHEREAS, the parties desire to amend the Agreement as provided herein;

NOW, THEREFORE, in consideration of the foregoing premise, the parties hereto agree that the Agreement is amended to include a new appropriately numbered paragraph at the end of the Agreement as follows:

Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised or relaxed by a rule, regulation, interpretation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, interpretation or order.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of the 17th day of September 2020.

INVESCO INDIA EXCHANGE-TRADED FUND TRUST, on behalf of its series

By:	/s/ Anna Paglia
	Name:	Anna Paglia
	Title	President & Principal Executive Officer

INVESCO DISTRIBUTORS, INC.

By:	/s/ Nicole Filingeri
	Name:	Nicole Filingeri
	Title:	Vice President